Exhibit 10.1

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is entered into as of November 13, 2025 (the “Effective Date”), by and among Cemtrex Inc., a Delaware corporation (the “Buyer”), Karl F. Kiefer, an individual resident of Texas (the “Seller”), and Invocon, Inc., a Texas corporation (the “Company”). The Buyer, Seller, and Company are collectively referred to as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, the Seller owns 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties have executed a Letter of Intent dated August 15, 2025, outlining the principal terms of the proposed transaction, and since then, the Parties have negotiated and amended certain terms and desire that the present Agreement serve as the definitive agreement referenced in that Letter of Intent;

WHEREAS, the Seller has represented himself without legal counsel, and acknowledges having had the opportunity to consult independent legal, financial, and tax advisors;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I:

Definitions

1.1	Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

■	“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

■	“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

■	“Closing” means the consummation of the transactions contemplated by this Agreement.

■	“Closing Date” means the date on which the Closing occurs, set as January 1st 2026, or such other date as mutually agreed.

■	“Code” means the Internal Revenue Code of 1986, as amended.

■	“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

■	“Financial Statements” has the meaning set forth in Section 3.6 below.

■	“Intellectual Property” means: (i) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application; (ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction; (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works, firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction; (iv) all trade secrets and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise; and (v) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

■	“Knowledge” means the actual knowledge of the Seller, Karl F. Kiefer, or the knowledge that the Seller would have had after reasonable inquiry of the Company’s operations. Reasonable inquiry shall include, at a minimum, reviewing relevant Company records and making inquiries of such personnel who would reasonably be expected to have knowledge of the facts or circumstances related to the representation or warranty.

■	“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute, contingent or a contingency, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

■	“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

■	“Material Impact” means any change, event, effect, or occurrence that, individually or in the aggregate, has an adverse effect on the business, results of operations, or financial condition of the Company in an amount exceeding $7,500; provided, however, that none of the following, either alone or in combination, shall constitute a Material Impact: (a) changes in political, economic (including prevailing interest rates, exchange rates, commodity prices, or fuel costs), business, or regulatory conditions; (b) changes in the economy or securities or financial markets in the United States or any foreign country; (c) earthquakes, hurricanes, or other natural disasters, hostilities, acts of war, or terrorism; or (d) changes in applicable laws or accounting rules before or after the Closing Date.

■	“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

■	“Most Recent Financial Statements” has the meaning set forth in Section 3.6 below.

■	“Net Working Capital” or “NWC” means Current Assets minus Current Liabilities, calculated based on the average of the last 12 months, but no less than $500,000.

■	“Ordinary Course of Business” means the ordinary course of business consistent with past customs and practices (including with respect to quantity and frequency).

■	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

■	“Purchase Price” means $7,060,000, subject to adjustments as provided herein.

■	“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

■	“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Other terms defined elsewhere in this Agreement shall have the meanings so given them.

Article II:

Purchase and Sale

2.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all right, title, and interest in and to the Shares, free and clear of any liens, encumbrances, or restrictions.

2.2 Purchase Price. The aggregate consideration for the Shares shall be the Purchase Price, payable as follows:

(a) Cash Payment. $7,060,000 in cash, payable at Closing by wire transfer to the Seller’s designated bank account.

(b) The Seller shall deliver the Company at Closing with Net Working Capital (“NWC”) equal to the average NWC over the preceding twelve (12) months, but in no event less than $500,000 (the “Target NWC”), as determined from the Company’s financial records and finalized during the Buyer’s due diligence. No later than three (3) business days prior to Closing, the Seller shall provide the Buyer with interim financial statements through such date, including an updated calculation of NWC (the “Interim NWC”). The Seller shall also provide, on a best-efforts basis, an estimate of any changes to NWC for the period between the Interim NWC date and the Closing Date. On the Closing Date, the Seller shall confirm any changes between the Interim NWC and the final Closing NWC.

Article III:

Representations and Warranties of the Seller and the Company

The Seller and the Company, jointly and severally, represent and warrant to the Buyer as follows (with exceptions disclosed in the Disclosure Schedules attached hereto as Exhibit A):

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas, with full corporate power to own its assets and conduct its business. The Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification.

3.2 Authority; Execution and Delivery. The Seller has full power and authority to execute this Agreement and consummate the transactions. This Agreement has been duly executed and delivered and constitutes a valid, binding obligation, enforceable in accordance with its terms.

3.3 Ownership of Shares. The Seller owns all Shares free and clear of any liens or encumbrances. Upon transfer, the Buyer will receive good title to the Shares. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any ordinary shares of the Company. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any ordinary shares of the Company.

3.4 Capitalization. As of the date of this Agreement, the entire issued share capital of the Company is 1000 shares, all of which are held by the Seller. All of the issued ordinary shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.5 Title to Assets. The Company has good and assignable title to, or a valid leasehold interest in, the properties and assets used by it, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

3.6 Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”):

(a) unaudited balance sheets and statements of comprehensive income, changes in equity, and cash flow as of and for the fiscal years ended December 31, 2024 and 2023 for the Company; and

(b) unaudited balance sheets and statements of income, changes in equity, and cash flow (the “Most Recent Financial Statements”) as of and for the three and nine months ended September 30, 2025 (the “Most Recent Fiscal Month End”) for the Company.

(c) Each of the Financial Statements, including, in each case, any related notes: (i) is true, complete, and correct as of their respective dates, (ii) is in accordance with and supported by and consistent with the books and records of the Company, (iii) is prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto), and (iv) presents fairly the consolidated financial position and the consolidated results of operations, changes in equity, and statements of cash flows of the Company as of the dates and for the periods indicated subject, in the case of interim financial statements, to normal year-end adjustments.

3.7 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Impact. Without limiting the generality of the foregoing and except as set forth in Section 3.7 of the Disclosure Schedules, since the Most Recent Fiscal Month End:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $7,500 or outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $7,500 to which the Company is a party or by which it is bound;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $7,500 or outside the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities;

(i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(j) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the charter or memorandum of association of the Company;

(l) the Company has not issued, sold, or otherwise disposed of any of its share capital, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its share capital;

(m) except as otherwise set forth in this Agreement, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its share capital;

(n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees and independent contractors outside the Ordinary Course of Business;

(p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) the Company has not granted any increase in the base compensation of any of its directors, officers, employees and independent contractors outside the Ordinary Course of Business;

(r) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees and independent contractors;

(s) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(t) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(v) the Company has not discharged a Material Impact Liability or Lien outside the Ordinary Course of Business; the Company has not made any loans or advances of money;

(w) the Company has not disclosed any Confidential Information; and

(x) the Company has not committed to any of the foregoing.

3.8 No Undisclosed Liabilities. The Company has no Liabilities, except for

(a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),

(b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and

(c) Liabilities set forth in Section 3.8 of the Disclosure Schedule.

3.9 Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

3.10 Tax Matters.

(a) The Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company or the Seller (whether or not shown on any Tax Return) have been paid. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.11 Intellectual Property. The Company owns or has rights to all Intellectual Property used in its business, free of claims. The Company has not received any notice of any possible infringement or other violation by the Company or any of its products or services. The Company is not violating or has not violated, and the conduct of the business of the Company as currently conducted, does not violate or infringe the rights of any Person in any Intellectual Property.

3.12 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is currently free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

3.13 Contracts. With respect to each contract the Company is a party to:

(a) such contract is legal, valid, binding, enforceable, and in full force and effect;

(b) such contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such contract; and

(d) no party has repudiated any provision of such contract.

3.14 Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.15 Litigation. The Company:

(a) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or

(b) is not a party, or, to the Knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

3.16 Employees.

(a) None of the Company’s employees are represented by a labor organization, trade union, works council or group, or other similar worker representative organization, and none of the Company’s employees is a signatory to a collective bargaining agreement with any trade union, labor organization or group, or any neutrality or recognition agreement, or any other type of agreement or arrangement with a labor organization, trade union, works council, or other worker representative body.

(b) The Company has not engaged in any unfair labor practice. In the past three (3) years, there have been no administrative charges, audits, investigations, reports, orders, or complaints pending or, to the Knowledge of Seller, threatened against the Company by or before any federal, foreign, state, or local court or governmental authority concerning the employment of any of its current or former employees, including alleged employment discrimination or any similar matters relating to employment or labor relations, with a Material Impact.

(c) The Company is in compliance with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes with no Material Impact.

3.17 Broker Fees. The Seller owes commissions with respect to the transactions contemplated by this Agreement, and is solely responsible for any Liability associated with such commissions.

3.18 Self-Representation. The Seller acknowledges self-representation and waives claims based on lack of counsel.

3.19. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor its Affiliates make any other express or implied representation or warranty regarding the transactions contemplated hereby, and Seller and its Affiliates disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, opinion, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates by Seller or its Affiliates.

Article IV:

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as follows:

4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

4.2 Authority; Execution and Delivery. The Buyer has full power and authority to execute this Agreement and consummate the transactions.

4.3 No Conflicts. Execution does not violate any laws or agreements binding on the Buyer.

4.4 SEC Compliance. The Buyer may disclose this transaction as required by SEC and Nasdaq rules.

4.5 Broker Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Article V:

Covenants

5.1 Conduct of Business.

Until Closing, the Seller shall operate the Company in the Ordinary Course of Business, preserve assets, and not engage in extraordinary transactions without Buyer’s consent.

5.2 Due Diligence Access. The Buyer shall have access to the Company’s records and premises as per the LOI (after hours/weekends, with approval; no contact with third parties without consent).

5.3 Exclusivity. For 60 days from Letter of Intent execution, the Seller shall not negotiate with others, terminable with 3 days’ notice.

5.4 Confidentiality. Governed by the existing Mutual Non-Disclosure Agreement.

5.5 Employee Retention. The Buyer recognizes the value of the current team and will, as of the Closing Date, retain the Company’s employees in their current roles, and to work collaboratively with existing management to ensure continuity and stability following the Closing. The Buyer further intends to evaluate the operations of the Company and its workforce over time in consultation with the Company’s existing management, including its President and CFO, in order to maintain profitability and drive revenue growth.

Notwithstanding the foregoing, all employment decisions shall remain at the sole discretion of the Buyer, and nothing in this Agreement shall be construed to create any obligation, promise, or guarantee of continued employment for any individual. All employment shall remain subject to the Buyer’s at-will employment policies and applicable law.

5.6 Public Disclosure. The Buyer may make required SEC/Nasdaq disclosures.

5.7 Further Assurances. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VI below).

5.8 Notices and Consents. The Company will give any notices to third parties, and use its reasonable best efforts to obtain third-party consents, required for the transaction.

5.9 Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

5.10 Notice of Developments. Seller will give prompt written notice to Buyer of any Material Impact causing a breach of any of the representations and warranties in Article III above. Each Party will give prompt written notice to the others of any Material Impact causing a breach of any of its own representations and warranties in Article IV above. No disclosure by any Party pursuant to this Section 5.11, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.12 Security Clearance.

(a) The Seller and the Company shall use their reasonable best efforts to maintain the Company’s existing top security clearance from the U.S. government (the “Security Clearance”) in full force and effect through the Closing Date. The Seller and the Company shall cooperate fully with the Buyer to facilitate the transfer, continuation, or reissuance of the Security Clearance to the Buyer or the Company under the Buyer’s ownership, as required by applicable U.S. government regulations, including but not limited to the National Industrial Security Program (NISP) and any requirements of the Defense Counterintelligence and Security Agency (DCSA). Such cooperation shall include, without limitation: (i) promptly providing all necessary documentation, information, and certifications required by the DCSA or other relevant governmental authorities; (ii) notifying the DCSA of the change in ownership of the Company in accordance with applicable regulations, including submitting any required Facility Security Clearance (FCL) documentation; (iii) taking all actions reasonably requested by the Buyer to ensure compliance with security clearance requirements, including executing any agreements or forms necessary to maintain or transfer the Security Clearance; and (iv) refraining from any action that could reasonably be expected to jeopardize the Security Clearance or delay its transfer or reissuance.

(b) The Buyer shall use its reasonable best efforts to comply with all applicable requirements to obtain or maintain the Security Clearance post-Closing, including providing necessary information about its ownership structure, personnel, and operations as required by the DCSA or other relevant authorities.

(c) The Seller and the Company represent and warrant that, to their Knowledge, as of the date of this Agreement, there are no pending or threatened actions, investigations, or proceedings that could reasonably be expected to result in the suspension, revocation, or material limitation of the Security Clearance with a Material Impact.

Article VI:

Conditions to Closing

6.1 Conditions to Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction or waiver by the Buyer, on or before the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Company set forth in Article III shall be true and correct with no Material Impact as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which shall be true and correct as of such date), provided that representations and warranties qualified by Material Impact shall be true and correct in all respects.

(b) Performance of Covenants. The Seller and the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date in all respects with no Material Impact, provided that covenants qualified by Material Impact shall have been performed or complied with in all respects.

(c) Third-Party Consents. The Seller and the Company shall have obtained all consents, approvals, or authorizations from third parties, including the Security Clearance, required to consummate the transactions contemplated by this Agreement, as identified in the Disclosure Schedules or otherwise required by law or contract.

(d) No Legal Prohibitions. No action, suit, proceeding, hearing, investigation, or arbitration shall be pending or threatened before any court, governmental agency, or arbitrator that would reasonably be expected to (i) prevent or enjoin the consummation of the transactions contemplated by this Agreement, (ii) cause any of the transactions to be rescinded following consummation, (iii) adversely affect the Buyer’s right to own the Shares free and clear of any Liens, or (iv) result in a Material Impact on the Company’s ability to own its assets or operate its business in the Ordinary Course of Business; and no injunction, judgment, order, decree, ruling, or charge to such effect shall be in effect.

(e) No Material Impact. Since the date of this Agreement, there shall have been no Material Impact in the business, operations, financial condition, or assets of the Company.

(f) (f) Due Diligence. The Buyer shall have completed its due diligence investigation of the Company to its satisfaction, in its sole discretion, and shall have received all requested documents, including those listed in the due diligence request list provided to the Seller and Seller’s broker, Haden Buckman of Benchmark International.

(g) Net Working Capital. The Company at Closing, shall have sufficient Net Working Capital (NWC), calculated based on the average of the last 12 months, but no less than $500,000, as determined based on the Company’s financial records and finalized during Buyer’s due diligence.

(h) Closing Deliverables. The Seller shall have delivered to the Buyer: (i) share certificates representing all Shares, endorsed in blank or accompanied by duly executed stock powers; (ii) a certificate of good standing for the Company issued by the Texas Secretary of State, dated no earlier than ten (10) days before the Closing Date; (iii) a certificate signed by the Seller and an officer of the Company confirming that the conditions in Sections 6.1(a) through (e) have been satisfied; (iv) the Financial Statements; and (v) any other documents reasonably requested by the Buyer to effect the transfer of the Shares or the transactions contemplated by this Agreement.

The Buyer may waive any condition specified in this Section 6.1 in writing at or prior to the Closing.

6.2 Conditions to Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction or waiver by the Seller, on or before the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Buyer set forth in Article IV shall be true and correct with no Material Impact as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which shall be true and correct as of such date), provided that representations and warranties qualified by Material Impact shall be true and correct in all respects.

(b) Performance of Covenants. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date with no Material Impact, provided that covenants qualified by Material Impact shall have been performed or complied with in all respects.

(c) No Legal Prohibitions. No action, suit, proceeding, hearing, investigation, or arbitration shall be pending or threatened before any court, governmental agency, or arbitrator that would reasonably be expected to (i) prevent or enjoin the consummation of the transactions contemplated by this Agreement, or (ii) cause any of the transactions to be rescinded following consummation; and no injunction, judgment, order, decree, ruling, or charge to such effect shall be in effect.

(d) Closing Deliverables. The Buyer shall have delivered to the Seller: (i) the cash Purchase Price ($7,060,000) by wire transfer of immediately available funds to the Seller’s designated bank account; (ii) a certificate of good standing for the Buyer issued by the Delaware Secretary of State, dated no earlier than ten (10) days before the Closing Date; and (iii) a certificate signed by an officer of the Buyer confirming that the conditions in Sections 6.2(a) through (c) have been satisfied.

The Seller may waive any condition specified in this Section 6.2 in writing at or prior to the Closing.

Article VII:

Indemnification

7.1 Survival of Representations, Warranties, and Covenants.

(a) General Survival Period. All representations, warranties, and covenants contained in this Agreement that relate to pre-Closing matters shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing Date, except as provided in Section 7.1(b). Representations, warranties, and covenants relating to post-Closing events or costs shall not survive Closing.

(b) Extended Survival for Fundamental and Tax Representations. The following representations and warranties relating to pre-Closing matters shall survive as follows: (i) The representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authority; Execution and Delivery), 3.3 (Ownership of Shares), and 3.4 (Capitalization) shall survive indefinitely. (ii) The representations and warranties in Section 3.10 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions or waivers thereof). (iii) All covenants and agreements that by their terms contemplate performance after the Closing shall survive until fully performed or expired in accordance with their terms. There shall be no survival for any representation, warranty, or covenant relating to post-Closing events or costs.

(c) Survival Despite Knowledge. The right to indemnification or other remedies based on any representation, warranty, or covenant relating to pre-Closing matters shall not be affected by any investigation conducted by the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer at any time, whether before or after the Closing Date, nor shall such right be affected by the Closing itself.

7.2 Indemnification by Seller. Subject to the limitations set forth in this Article VII, the Seller shall indemnify, defend, and hold harmless the Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Adverse Consequences incurred or suffered by any Buyer Indemnified Party resulting from, arising out of, or relating to pre-Closing events or liabilities only, as follows:

(a) any breach or inaccuracy of any representation or warranty made by the Seller or the Company in Article III or in any certificate delivered pursuant to this Agreement where the Seller had Knowledge of the underlying facts;

(b) any breach or non-fulfillment of any covenant or agreement of the Seller or the Company in this Agreement or any Transaction Document relating to pre-Closing obligations;

(c) any pre-Closing liability or event that manifests post-Closing, but only if the Seller had Knowledge of the underlying facts or circumstances giving rise to such liability or event (for example, a warranty claim for defective work performed pre-Closing where the Seller knew or should have known of the defect); provided that if the Seller did not have Knowledge, such liability or event shall be the Buyer’s responsibility; or

(d) any fraud, willful misconduct, or intentional misrepresentation by the Seller or the Company in connection with this Agreement or the transactions contemplated hereby.

7.3 Indemnification by Buyer. Subject to the limitations set forth in this Article VII, the Buyer shall indemnify, defend, and hold harmless the Seller and his heirs, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Adverse Consequences incurred or suffered by any Seller Indemnified Party resulting from, arising out of, or relating to post-Closing events or costs only:

(a) any breach or inaccuracy of any representation or warranty made by the Buyer in Article IV or in any certificate delivered pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant or agreement of the Buyer in this Agreement or any Transaction Document relating to post-Closing obligations.

For clarity, the Buyer shall indemnify the Seller for all post-Closing events and costs, including any pre-Closing event that manifests post-Closing where the Seller did not have Knowledge.

7.4 Procedures for Indemnification.

(a) Notice of Claims. If any Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) seeks indemnification under this Article VII, the Indemnified Party shall promptly deliver written notice (a “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”), specifying in reasonable detail the facts giving rise to the claim, the amount (or an estimate) of the Adverse Consequences, and the basis for indemnification. Failure to provide prompt notice shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Third-Party Claims. (i) If a claim for indemnification involves a claim by a third party (a “Third-Party Claim”), the Indemnified Party shall include in the Claim Notice details of the Third-Party Claim. The Indemnifying Party may, at its option, assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that: (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after receipt of the Claim Notice that it will assume the defense and indemnify the Indemnified Party for all Adverse Consequences; (B) the Indemnifying Party provides evidence reasonably acceptable to the Indemnified Party of its financial ability to defend and satisfy any indemnification obligations; (C) the Third-Party Claim seeks only monetary damages and not injunctive or equitable relief; (D) the Third-Party Claim is not reasonably likely to establish a precedential custom or practice materially adverse to the Indemnified Party’s business interests or reputation; and (E) the Indemnifying Party conducts the defense actively and diligently. (ii) If the Indemnifying Party assumes the defense, the Indemnified Party may participate in the defense with its own counsel at its own expense, and the Indemnifying Party shall not settle or consent to any judgment without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party does not assume the defense or any condition in Section 7.4(b)(i) is not satisfied, the Indemnified Party may defend the Third-Party Claim in any manner it deems appropriate, and the Indemnifying Party shall reimburse the Indemnified Party promptly for all reasonable costs of defense (including attorneys’ fees) and remain liable for any Adverse Consequences to the fullest extent provided in this Article VII.

(c) Direct Claims. For claims not involving a Third-Party Claim, the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to investigate the claim and notify the Indemnified Party whether it disputes the claim. If no dispute is raised within such period, the claim shall be deemed accepted. If the Indemnifying Party disputes the claim, the Parties shall negotiate in good faith for thirty (30) days to resolve the dispute. If no resolution is reached, the claim may be resolved by a court of competent jurisdiction as set forth in Section 9.1.

7.5 Limitations on Indemnification.

(a) Threshold and Cap. The Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 7.2(a) (breach of representations and warranties) unless the aggregate amount of Adverse Consequences exceeds $50,000 (the “Indemnification Deductible”), in which case the Seller shall be liable for all Adverse Consequences from the first dollar. The Seller’s total liability under Section 7.2(a) shall not exceed $500,000 (the “Cap”), except that the Indemnification Deductible and Cap shall not apply to Adverse Consequences arising from: (i) breaches of representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authority; Execution and Delivery), 3.3 (Ownership of Shares), 3.4 (Capitalization), or 3.10 (Tax Matters); (ii) fraud, willful misconduct, or intentional misrepresentation by the Seller or the Company; or (iii) matters covered by Sections 7.2(b) through (d).

(b) No Limitation for Fraud. The limitations in Section 7.5(a) shall not apply to any Adverse Consequences arising out of or in connection with fraud, willful misconduct, or intentional misrepresentation by the Seller or the Company.

(c) Buyer’s Indemnification Limits. The Buyer’s total liability under Section 7.3(a) (breach of representations and warranties) shall not exceed $500,000, except for breaches of representations and warranties in Sections 4.1 (Organization and Good Standing) and 4.2 (Authority; Execution and Delivery), which shall have no cap.

7.6 Adjustments to Purchase Price. All indemnification payments under this Article VII shall be deemed adjustments to the Purchase Price for tax purposes, unless otherwise required by applicable law.

7.7 Exclusive Remedy. Except for claims based on fraud, willful misconduct, or intentional misrepresentation, or for specific performance or other equitable remedies with respect to covenants to be performed after the Closing, the indemnification provisions in this Article VII shall be the sole and exclusive remedy for any breaches or non-fulfillment of representations, warranties, or covenants in this Agreement or any Transaction Document.

Article VIII:

Termination

This Agreement may be terminated at any time prior to the Closing only as follows:

8.1 Termination of Agreement.

(a) Mutual Consent. By mutual written consent of the Buyer and the Seller.

(b) By Buyer for Seller’s Breach. By the Buyer, upon written notice to the Seller, if: (i) the Seller or the Company has breached any representation, warranty, or covenant in this Agreement with a Material Impact, the Buyer has provided written notice to the Seller specifying in reasonable detail the nature of such breach, and the Seller or the Company fails to cure such breach within thirty (30) days after receipt of such notice; or (ii) any condition to the Buyer’s obligations under Section 6.1 (including, without limitation, the completion of satisfactory due diligence, delivery of the required Net Working Capital, or absence of a Material Impact) has not been satisfied by January 1, 2026, or such later date as mutually agreed in writing, provided that such failure is not primarily caused by the Buyer’s breach of this Agreement.

(c) By Seller for Buyer’s Breach. By the Seller, upon written notice to the Buyer, if: (i) the Buyer has breached any representation, warranty, or covenant in this Agreement with a Material Impact, the Seller has provided written notice to the Buyer specifying in reasonable detail the nature of such breach, and the Buyer fails to cure such breach within thirty (30) days after receipt of such notice; or (ii) any condition to the Seller’s obligations under Section 6.2 has not been satisfied by January 1, 2026, or such later date as mutually agreed in writing, provided that such failure is not primarily caused by the Seller’s or the Company’s breach of this Agreement.

8.2 Effect of Termination.

(a) General Effect. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement shall cease, except as provided in Section 8.2(b). Termination shall not relieve any Party of liability for any willful breach of this Agreement occurring prior to termination.

(b) Surviving Provisions. The following provisions shall survive termination of this Agreement: (i) Section 5.4 (Confidentiality), (ii) Section 9.1 (Governing Law), (iii) Section 9.6 (Press Releases and Public Announcements), (iv) Section 9.8 (Expenses), and (v) this Section 8.2. The Parties’ obligations under the Mutual Non-Disclosure Agreement referenced in the Letter of Intent shall also survive termination.

(c) No Liability for Termination. Except for liability arising from a willful breach as provided in Section 8.2(a), no Party shall have any liability to any other Party solely by reason of a termination pursuant to Section 8.1, including, without limitation, any liability for costs or expenses incurred in connection with this Agreement or the transactions contemplated hereby.

Article IX:

Miscellaneous

9.1 Governing Law; Jurisdiction. This Agreement and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware for any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party waives any defense of inconvenient forum, and agrees not to bring any such action in any other court. Each Party may serve legal process by delivering a copy to the other Party at the address and in the manner provided in Section 9.4. A final judgment in any such action shall be conclusive and may be enforced in any manner permitted by law.

9.2 Entire Agreement. This Agreement, together with its exhibits, schedules, the Mutual Non-Disclosure Agreement referenced in the Letter of Intent, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral, relating to such subject matter.

9.3 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be valid unless made in writing and signed by the Buyer and the Seller. No waiver of any breach, default, or provision shall be deemed a waiver of any other or subsequent breach, default, or provision, nor shall any delay or failure to exercise any right or remedy preclude its later exercise.

9.4 Notices. All notices, requests, demands, claims, or other communications required or permitted under this Agreement shall be in writing and deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent by electronic mail with confirmation of receipt, or (iv) four (4) Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Buyer:

Cemtrex Inc.

135 Fell Ct

Hauppauge, NY 11788

Attention: Saagar Govil, Chairman & CEO

Email: sgovil@cemtrex.com

If to the Seller:

Karl F. Kiefer

19221 IH 45 S.

Conroe, TX 77385

Email: [Insert Seller’s Email, if available]

If to the Company:

Invocon, Inc.

19221 IH 45 S.

Conroe, TX 77385

Attention: Karl F. Kiefer, President

Email: [Insert Company’s Email, if available]

Any Party may change its address for notices by providing written notice to the other Parties in accordance with this Section 9.4.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery by electronic means (including PDF or facsimile) shall have the same legal effect as physical delivery of an original signed copy.

9.6 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by applicable law, including the Buyer’s obligations under SEC and Nasdaq rules. The Buyer may disclose information as necessary to comply with such obligations, provided it notifies the Seller in advance and, to the extent practicable, coordinates with the Seller to minimize disclosure of Confidential Information.

9.7 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as expressly provided in Article VII (Indemnification).

9.8 Expenses. Each Party shall bear its own costs and expenses (including legal, accounting, broker, finder, or investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Seller shall also bear all such costs and expenses of the Company.

9.9 Specific Performance. Each Party acknowledges that the transactions contemplated by this Agreement are unique and that monetary damages may be inadequate to remedy any breach. Accordingly, each Party shall be entitled to seek specific performance, injunctive relief, or other equitable remedies to enforce this Agreement or prevent breaches, in addition to any other remedies available at law or in equity, without the need to post a bond or prove actual damages.

9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, and the invalid or unenforceable provision shall be deemed modified to the minimum extent necessary to make it valid and enforceable while preserving its original intent.

9.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Buyer may assign its rights to an Affiliate without such consent, provided the Buyer remains liable for its obligations hereunder.

9.12 Attorneys’ Fees. In any action or proceeding to enforce or interpret this Agreement or to seek remedies for any breach, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs, including those incurred in any appellate proceedings, from the non-prevailing Party.

9.13 Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event of any ambiguity or question of intent, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship. The word “including” means “including without limitation.” References to statutes include all rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Buyer:

Cemtrex Inc.

By:
Name:	Saagar Govil
Title:	Chairman & CEO

Seller:

Karl F. Kiefer

Company:

Invocon, Inc.

By:
Name:	Karl F. Kiefer
Title:	President